                                                                    Exhibit 99.1


CYTOKINETICS, INC.                                       BURNS MCCLELLAN, INC.
ROBERT I. BLUM                                           JOHN NUGENT (INVESTORS)
EVP, FINANCE AND CORPORATE DEVELOPMENT, AND CFO          JUSTIN JACKSON (MEDIA)
(650) 624-3000                                           (212) 213-0006


    CYTOKINETICS, INCORPORATED REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

     COMPANY PROGRESSES CLINICAL PIPELINE WHILE ADVANCING RESEARCH PROGRAMS

FOR IMMEDIATE RELEASE

SOUTH SAN FRANCISCO, CA, JUNE 16, 2004 - Cytokinetics, Incorporated (Nasdaq:
CYTK) today reported financial results for the three months ended March 31, 2004.

Revenues for the first quarter of 2004 were $5.9 million, compared to $2.7 million for the same period in 2003, an increase of 119%. For the first quarter of 2004, Cytokinetics reported a net loss of $5.9 million compared to $7.1 million in the same period of 2003, a 17% reduction in net loss. As of March 31, 2004, cash, cash equivalents, restricted cash and marketable securities totaled $42.8 million compared to $50.3 million at December 31, 2003, a 19% reduction.

"Cytokinetics continued to deliver against our objectives while advancing our clinical pipeline of novel drug candidates," said James Sabry, President and Chief Executive Officer. "We are pleased by the advancement of our lead cancer drug candidate SB-715992 in ongoing Phase II clinical trials under our collaboration with GlaxoSmithKline. In addition, in May of this year, GlaxoSmithKline advanced a second drug candidate under our alliance, SB-743921, into Phase I clinical trials in advanced cancer patients. Furthermore, CK-1213296, our novel drug candidate for the treatment of acute heart failure has now entered formal preclinical development. Finally, these activities in development are being carried out alongside progress in our other research programs and strong financial performance. We believe these achievements contributed to the successful completion of our initial public offering in May of this year."

CORPORATE HIGHLIGHTS

     o SB-715992: GlaxoSmithKline (GSK) continued to enroll patients in a Phase II clinical trial of this novel KSP inhibitor for the treatment of non-small cell lung cancer in the United States and Europe. Other Phase II and Phase Ib trials are expected to begin in a broad array of tumor types in 2004.

     o SB-743921: GSK made final preparations towards initiating a Phase I clinical trial for this second novel KSP inhibitor in the United States to evaluate its tolerability and pharmacokinetics in advanced cancer patients. The Phase I trial began enrolling patients in May of this year.

     o CK-1213296: Cytokinetics selected this novel cardiac myosin activator for preclinical development with an objective to begin clinical trials to evaluate this drug candidate in the treatment of acute congestive heart failure in the second half of 2004.

     o Cytokinetics' scientists continued to advance research programs toward development.

     o Cytokinetics made progress against business development goals and prepared for our initial public offering, which was completed in May 2004.

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CYTOKINETICS Q1 FINANCIALS PRESS ANNOUNCEMENT
PAGE 2

FIRST QUARTER FINANCIAL RESULTS

Cytokinetics' revenues increased to $5.9 million in the first quarter of 2004 from $2.7 million in the same period last year due to an increase in the amounts paid by GSK and AstraZeneca under the company's collaborations. Cytokinetics' revenues have historically fluctuated from quarter to quarter and year to year and may continue to fluctuate in future periods due primarily to the nature of the company's collaboration activities and research funding.

Research and development expenses for the first quarter of 2004 increased to $9.4 million from $7.8 million in the first quarter of 2003 primarily due to costs related to the development of the company's drug candidate for the treatment of acute congestive heart failure and to the company's fungal disease programs. General and administrative expenses increased to $2.5 million in the first quarter of 2004 from $2.1 million in the first quarter of 2003. This $0.4 million increase was attributable to an increase in outside services associated with the company's initial public offering.

Interest and other income increased to $0.5 million for the first quarter of 2004 from $0.4 million for the first quarter last year. The increase was due to a higher yield on Cytokinetics' investment portfolio. Interest and other expense increased to $0.5 million from $0.4 million due to an increase in equipment line financing.

INITIAL PUBLIC OFFERING

On May 4, 2004, Cytokinetics announced that it had closed its initial public offering of 7,935,000 shares of its common stock, which included shares issued upon exercise in full of the underwriters' option to purchase an additional 1,035,000 shares of its common stock. The total gross proceeds of the IPO were approximately $103.2 million. The total net proceeds to Cytokinetics, before offering expenses and after deducting underwriting discounts and commissions, were approximately $96.0 million.

CONFERENCE CALL AND WEBCAST INFORMATION

James Sabry, M.D., Ph.D, President and CEO, and Robert Blum, Executive Vice President Corporate Development & Finance and CFO, will review first quarter results via webcast and conference call later today at 4:30 PM EDT. To access the call by live webcast, please log on in the Investor Relations section of Cytokinetics' website at www.cytokinetics.com. A playback of the call and webcast will be available through July 16, 2004. To access the playback of the call, dial 800-884-5695 (United States and Canada) or 617-786-2960 (International) and typing in the passcode 78130591.

ABOUT CYTOKINETICS

Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics' focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease, fungal diseases and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA(TM) system and Cytometrix(TM) technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and are thereby less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II clinical trials for SB-715992 and a Phase I clinical trial with SB-743921, each a drug candidate that has emerged from the strategic alliance. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). CYTOKINETICS DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS, AND CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE ACT. EXAMPLES OF SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS RELATING TO advancing CLINICAL DEVELOPMENT OF SB-715992 AND SB-743921, PRECLINICAL AND CLINICAL DEVELOPMENT OF CK-1213296 AND PROGRESSING CYTOKINETICS' RESEARCH PROGRAMS AND STATEMENTS REGARDING THE POTENTIAL BENEFITS OF THE CYTOKINETICS' DRUG CANDIDATES AND THE ENABLING CAPABILITIES OF ITS PROPRIETARY TECHNOLOGIES. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS, BUT ACTUAL RESULTS MAY DIFFER MATERIALLY DUE TO VARIOUS FACTORS. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE RISKS AND UNCERTAINTIES RELATING TO DIFFICULTIES OR DELAYS IN DEVELOPMENT, TESTING, REGULATORY APPROVAL, PRODUCTION AND MARKETING OF THE COMPANY'S DRUG CANDIDATES THAT COULD SLOW OR PREVENT CLINICAL DEVELOPMENT, PRODUCT APPROVAL OR MARKET ACCEPTANCE (INCLUDING THE RISK THAT

CYTOKINETICS Q1 FINANCIALS PRESS ANNOUNCEMENT
PAGE 3


UNCERTAINTY OF PATENT PROTECTION FOR THE COMPANY'S INTELLECTUAL PROPERTY OR TRADE SECRETS, THE COMPANY'S ABILITY TO OBTAIN ADDITIONAL FINANCING IF NECESSARY AND UNANTICIPATED RESEARCH AND DEVELOPMENT AND OTHER COSTS). FOR FURTHER INFORMATION REGARDING THESE AND OTHER RISKS RELATED TO THE COMPANY'S BUSINESS, INVESTORS SHOULD CONSULT THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       ###

                        CONDENSED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                                         THREE MONTHS ENDED
                                                                      MARCH 31,       MARCH 31,
                                                                        2004            2003
                                                                    -----------      -----------
Revenues:
       Research and development and grant revenues                  $     5,167      $     2,049
       License fees                                                         700              700
                                                                    -----------      -----------
             Total revenues                                               5,867            2,749

Operating Expenses:
       Research and development                                           9,360            7,756
       General and administrative                                         2,475            2,123
                                                                    -----------      -----------
             Total operating expenses                                    11,835            9,879
                                                                    -----------      -----------
Operating loss:                                                          (5,968)          (7,130)
       Interest and other income                                            519              392
       Interest and other expense                                          (483)            (392)
                                                                    -----------      -----------
       Net loss                                                     $    (5,932)     $    (7,130)
                                                                    ===========      ===========
       Net loss per common share:
             Basic and diluted                                      $     (2.56)     $     (3.84)

       Weighted average shares used in computing net loss per
             common share, basic and diluted                          2,313,010        1,855,416
       Pro forma net loss per common share, basic and
             diluted (unaudited)                                    $     (0.31)     $     (0.47)

       Weighted average shares used in computing pro forma
             share, basic and diluted (unaudited)                    19,412,634       15,137,065

Each outstanding share of preferred stock of the Company automatically converted into one share of common stock upon completion of the Company's initial public offering. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance of the preferred stock. Pro forma common shares outstanding for the quarter ending March 31, 2004 of 19,412,634 is based on the conversion of 34,124,308 shares of our convertible preferred stock into 17,099,624 shares of common stock on a weighted average basis as of March 31, 2004. Pro forma common shares outstanding for the quarter ending March 31, 2003 of 15,137,065 is based on the conversion of 29,524,308 shares of our convertible preferred stock into 13,281,649 shares of common stock on a weighted average basis as of March 31, 2003.

                          CONDENSED BALANCE SHEET DATA
                                 (in thousands)
                                   (unaudited)

                                                   MARCH 31,      DECEMBER 31,
                                                     2004            2003
                                                   ---------      ---------
ASSETS
Cash and cash equivalents                          $   8,916      $  10,991
Short term investments                                18,941         24,197
Other current assets                                   3,274          1,888
                                                   ---------      ---------

Total current assets                                  31,131         37,076
Property and equipment, net                            8,170          8,870
Non-current and restricted investments                 8,345          8,345
Investments                                            7,789          7,857
Other assets                                             734            725
                                                   ---------      ---------
TOTAL ASSETS                                       $  56,169      $  62,873
                                                   =========      =========

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities                                $   9,231          9,457
Long-term obligations                                 11,099         12,275
Preferred Stock                                      133,172        133,172
Stockholders' deficit                                (97,333)       (92,031)
                                                   ---------      ---------
Total liabilities, convertible preferred stock
     and stockholders' deficit                     $  56,169      $  62,873
                                                   =========      =========